Exhibit 4.13



VIA FACSIMILE: (416) 367-8055

                                                              August 13, 1998

DOMINION CAPITAL FUND, LTD
CANADIAN ADVANTAGE LIMITED PARTNERSHIP
SOVEREIGN PARTNERS LIMITED PARTNERSHIP

365 Bay Street, 10th floor
Toronto, Ontario M5H 2V2
Attention: Mark Valentine

Re: Amendment to 6% Convertible Debenture Subscription Agreement (the "Subscription Agreement") and related Registration Rights Agreement ("Registration Rights Agreement) dated May 29, 1998 (said agreements, together with the Convertible Debentures and Warrants issued pursuant thereto being hereinafter collectively referred to as the "Agreements")


Dear Mr. Valentine:

     In accordance with our telephone conversations today with Steve Hicks, this letter sets forth our mutual understanding with respect to the following amendments :

1. Subscription Agreement: The second sentence of Section 9.2 is hereby amended to substitute 19.9% for 15% and 3,051,929 shares for 2,300,450 shares as the criteria for the requirement that the Company call a stockholders meeting for the purpose of approving below market price issuances of Common Stock to the Subscribers in excess of 3,051,929 shares.

2.   Registration Rights Agreement:  Section 3 (a) is hereby amended as follows:
     (i) the first sentence is amended to substitute "on or prior to August 19, 1998" for "within forty five 45 days after the Subscription Date" as the date as of which a registration statement is to be filed under that Section without incurring any damages as provided in the Registration Rights Agreement; and (ii) the second sentence is amended to change the minimum number of shares to be designated in the registration to be registered for sale by the holders of the Convertible Debentures from two hundred (200%) percent to one hundred fifty (150%) percent of the number of Securities that would be required to if all the Registrable Securities were issued on the day before filing the registration statement. For this purpose, it is confirmed that the percentage figure is to be applied only to the shares issuable upon conversion of the Convertible Debentures, and not to shares issuable upon exercise of the Warrants.

     The Agreements shall be construed so as to give effect to the foregoing amendments. Except as amended as set forth herein, the terms and provisions of Agreements shall remain in full force and effect.

     Please indicate your acceptance by signing the copy of this letter provided as indicated below and returning a signed copy to us.

     Accepted:                                    Very truly yours,

       DOMINION CAPITAL FUND, LTD.
                                                  ------------------------------
                                                  Raj Kapur
                                                  Chief Financial Officer
       By
         -------------------------------
         Mark Valentine, Duly Authorized

      CANADIAN ADVANTAGE LIMITED PARTNERSHIP

      By
         -------------------------------
         Mark Valentine, Duly Authorized

      SOVEREIGN PARTNERS LIMITED PARTNERSHIP

      By
         -------------------------------
         Mark Valentine, Duly Authorized